Recro Reports First Quarter 2021 Financial Results

Revenues of $16.8 Million Represent an Increase of 70% Compared to Q4 2020 Revenue

Multiple New Business Agreements Signed

Facilities Expansion and Enhancements Continue

Company to Host Conference Call Today at 4:30 p.m. ET

EXTON, PA, May 6, 2021 — Recro Pharma, Inc. (“Recro”; NASD:REPH), a dedicated contract development and manufacturing organization (CDMO) solving complex formulation and manufacturing challenges for companies developing oral solid dose drug products, today reported financial results for the first quarter ended March 31, 2021.

“During my first full quarter at Recro, our team initiated execution of an ambitious plan for growth,” said David Enloe, president and chief executive officer. “As announced in March, the four pillars of this growth strategy are (1) expansion and diversification of Recro’s customer base; (2) strengthening our financial position in order to better support both organic and inorganic growth; (3) augmenting our leadership as well as restructuring our operational organization; and finally, (4) continuing to upgrade and expand our facilities and capabilities to support growing customer demand. Today, I am pleased to report that, during the first quarter, we made progress in each area of this strategy.

“The pandemic brought about a decrease in drug sales across multiple therapeutics categories in 2020. Recro was not immune to this slow down as the company was notified by two customers of their decision to terminate two commercial products in 2020. For this reason, we recognize the importance of building a broad and diverse client base that can withstand the fluctuations of a volatile market. With this in mind, we have worked diligently to reduce our dependency on a limited number of programs and are pleased to report that we were awarded multiple contracts in the first quarter alone. This represents one of the most productive quarters Recro has ever had in terms of contract execution for both new and incremental business. I credit this growth as much to Recro’s technical and execution reputation as to our new business development team. Typically, when a CDMO puts a new business development team into place, one can expect a time lag of several quarters before realizing tangible results in terms of new business being signed. We appreciate our business development team’s efforts as they have gotten up to speed and are now able to focus on selling our broad range of services. The contract wins during the first quarter are a combination of contracts with a new manufacturing client, a new clinical trial packaging client, and expansion of projects with several existing customers. These new projects span the entirety of Recro’s capabilities as well as reaching across the spectrum of product development activities, and each represents a step toward establishing sustainable profitability.

“The second step in our growth strategy is to strengthen the company’s financial position in order to better support both organic and inorganic growth. We also made great progress on this front during the quarter. By negotiating important amendments to our credit facility, we expect the company to save approximately $6 million in cash on an annual basis from a reduction in interest expense. In addition, we expect that our multiple customer wins during the quarter will increase our topline revenue, and we believe the increase in capacity utilization will positively impact margins over time.

“The third prong in our strategy is to augment our leadership as well as to restructure our operational organization. Again, Recro made great strides in this area. First, the company appointed Jim Miller to its board of directors in February. Jim is a true thought-leader in the CDMO sector and we are very pleased to have his guidance and insights as we move forward. In addition, the company significantly enhanced its business development capability with the addition of six new members to its team. During the first quarter, this newly reconstituted team has gained considerable traction, and we look forward to reporting additional successes as they continue to build momentum in the future.

“Last but not least, we continue to enhance our facilities and capabilities in order to best support the needs of our growing customer base and its demand. We have completed validation of our new granulation suite during the first quarter of 2021 and are currently running a registration batch and a feasibility batch in this new suite for two of our new customers, and also running a registration batch phase on a different equipment train for a third customer. We are also seeing returns on our investment in packaging and labeling capabilities as evidenced by the new contracts we have put in place for these services.

“The achievements of the first quarter have demonstrated the deep dedication and significant capabilities of our team. Most importantly, these accomplishments have placed Recro on a strong footing from which to execute through the balance of 2021 as evidenced by our guidance of 2021 revenue growth outlined later in this release.”

First quarter 2021 and recent highlights

Strengthened leadership and organizational improvements:

•
James (“Jim”) Miller was appointed to the Recro board of directors in February 2021. Mr. Miller is a well-known and highly regarded advisor on drug manufacturing strategy and a pre-eminent authority on the biopharmaceutical CDMO industry. He is founder and former president of PharmSource, the CDMO industry’s principal source of market intelligence, which was sold to Global Data, a London-based, publicly-traded provider of market intelligence services in 2016.
•
The company recently added six new members to its business development team including sales representatives for its clinical trial services business, as well as regional representatives bolstering the company’s reach in critical life science markets in Northern and Southern California, Boston and the Midwest. With these additions, Recro’s business development team is now comprised of eleven experienced professionals, led by longtime global sales and marketing executive, William Hirschman.

New business growth:

•
New manufacturing customers. Historically, Recro has specialized in the manufacture of complex, solid, oral dose, commercial stage products. During the first quarter, the company signed a new customer for which it will be performing development work for a modified release capsule. The addition of a new client to this portfolio is an important win for Recro as it allows the company to leverage its expertise and demonstrate its unique capabilities in the CDMO sector.
•
Existing customer project expansions. During the first quarter, several of Recro’s existing customers signed orders for the expansion of current projects or for the initiation of projects with new molecules. Such expansions are particularly gratifying as they inherently offer efficiencies compared to new customer projects that are being onboarded for the first time. Further, they signify the degree to which Recro’s existing customers value the company’s service, expertise and quality deliverables.
•
Clinical trial support services. While Recro’s Clinical Trial Support (CTS) services business is less than a year old, it continues to build momentum. Following the recent completion of the company’s first CTS project, Recro has been able to secure and begin work on additional CTS projects during the first quarter. The company believes that the work conducted with these earlier stage projects will provide an important opportunity to win later stage projects with these customers. As such, Recro expects its CTS business to become an important contributor for future growth.

Corporate and financial developments:

•
Second Amendment to Credit Agreement with Athyrium. During the first quarter, Recro announced the signing of a second amendment to its existing credit facility with Athyrium Capital Management. Through the first amendment, which was announced in Q4 2020, Recro prepaid $9 million of principal without penalty and favorably adjusted the agreement’s leverage ratios and liquidity parameters. Under the terms of the second amendment, the credit facility’s outstanding debt balance was reduced from $116 million to $100 million and the interest rate governing the facility was decreased by 1.5 percent. Furthermore, there will be no additional principal amortization during the remainder of the term of the facility, which runs through March 2023. Athyrium reduced interest and a portion of the principal under the credit agreement in exchange for $9 million of shares of the company’s common stock priced at-the-market under Nasdaq rules, which the company believes demonstrates Athyrium’s support for Recro’s growth potential. Together, these amendments have resulted in Recro successfully de-levering a total of $25 million of debt from its balance sheet, which the company expects to result in cash interest savings of approximately $5 million in 2021 and approximately $6 million for the full year 2022.

Financial results for the three months ended March 31, 2021

At March 31, 2021, Recro had cash and cash equivalents of $11.6 million.

Revenue was $16.8 million for the three months ended March 31, 2021 compared to $21.8 million for the comparable period of 2020. The decrease of $5.0 million was primarily the result of the discontinuation of two commercial product lines by our commercial partners and customer ordering patterns in early 2020. Higher revenues from our clinical trial materials new business growth activities has partially offset the decrease, including revenue from a previously announced new commercial product tech transfer project.

Cost of sales was $14.4 million for three months ended March 31, 2021 compared to $18.4 million for the comparable period of 2020. The decrease of $4.0 million was primarily due to lower commercial manufacturing volumes and reflects lower costs due to the prior year reduction in force as well as certain employment incentive tax credits in 2021.

Selling, general and administrative expenses were $4.7 million for three months ended March 31, 2021 compared to $5.4 million for the comparable period of 2020. The decrease of $0.7 million was primarily related to lower public company costs and stock based compensation expense.

Interest expense was $3.9 million for the three months ended March 31, 2021 and $5.1 million for the comparable period of 2020. The decrease of $1.2 million was primarily due to reduced term loan borrowings under the Credit Agreement with Athyrium as well as a decrease in the LIBOR base rate of interest on our term loans under the Credit Agreement.

Recro reported a net loss of $6.8 million or $0.23 per diluted share for the three months ended March 31, 2021. This compared to a net loss of $7.7 million or $0.33 per diluted share for the comparable period of 2020. EBTIDA, as adjusted* for the period was $2.7 million compared to $2.8 million in the prior year period.

Financial Guidance

For the full year 2021, the company expects revenue to be approximately $68 to $72 million, EBITDA, as adjusted* to be in the range of $15 to $17 million, and net loss to be in the range of $(15.6) million to $(13.6) million. This guidance takes into consideration overcoming the impact from the loss of two commercial programs in 2020, existing market forces, contracts, timing of customer orders, the accuracy of our customers’ product market estimations, and the company’s current beliefs and estimations with respect to success and timing related to growing and diversifying the company’s new business development services revenue. Experience shows that a new business development organization, as there is at Recro, usually takes multiple quarters to optimize performance. The company cautions against extrapolating quarterly results to estimate full year results.

*EBITDA, as adjusted is a non-GAAP financial measure (see reconciliation of non-GAAP financial measures in this release).

Non-GAAP Financial Measures

To supplement our financial results determined by U.S. generally accepted accounting principles (“GAAP”), we have certain non-GAAP information for our business, including EBITDA, as adjusted. We believe this non-GAAP financial measure is helpful in understanding our business as it is useful to investors in allowing for greater transparency of supplemental information used by management. This measure is used by investors, as well as management in assessing our performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, Non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared. Please see the section of this press release titled “Reconciliation of GAAP to Non-GAAP Financial Measures” for a reconciliation of non-GAAP adjusted EBITDA to its most directly comparable GAAP measure.

Conference call and webcast

Recro management will be hosting a conference call and webcast today beginning at 4:30 p.m. ET. To access the conference call, please dial (844) 243-4691 (local) or (225) 283-0379 (international) at least 10 minutes prior to the start time and refer to conference ID 4898666. A live audio webcast of the call will be available under "Events" in the Investor section of the company's website, https://ir.recropharma.com/events. An archived webcast will be available on the company's website approximately two hours after the event and will be available for 30 days.

About Recro

Recro (NASD: REPH) is a contract development and manufacturing organization (CDMO) with capabilities from early feasibility to commercial manufacturing. With an expertise in solving complex manufacturing problems, Recro is a CDMO providing oral solid dosage form development, end-to-end regulatory support, clinical and commercial manufacturing, and packaging and logistics services to the global pharmaceutical market.

In addition to our experience in handling DEA controlled substances and developing and manufacturing modified release oral solid dosage forms, Recro has the expertise to deliver on our clients’ pharmaceutical development and manufacturing projects, regardless of complexity level. We do all of this in our best-in-class facilities, which total 120,000 square feet, in Gainesville, Georgia.

For more information about Recro’s CDMO solutions, visit recrocdmo.com.

Cautionary statement regarding forward looking statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, among other things, relate to the company’s financial guidance; ability to manage costs and to achieve its financial goals; to operate under increased leverage and associated lending covenants; to pay its debt under its credit agreement and to maintain relationships with CDMO commercial partners and develop additional commercial partnerships. The words "anticipate", "believe", "could", "estimate", “upcoming”, "expect", "intend", "may", "plan", "predict", "project", "will" and similar terms and phrases may be used to identify forward-looking statements in this press release. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Factors that could cause the company’s actual outcomes to differ materially from those expressed in or underlying these forward-looking statements include the ongoing economic and social consequences of the COVID-19 pandemic, including any adverse impact on the customer ordering patterns or inventory rebalancing or disruption in raw materials or supply chain; demand for the company’s services, which depends in part on customers’ research and development and the clinical plans and market success of their products; customers' changing inventory requirements and manufacturing plans; customers and prospective customers decisions to move forward with the company’s manufacturing services; the average profitability, or mix, of the products the company manufactures; the company’s ability to enhance existing or introduce new services in a timely manner; fluctuations in the costs, availability, and suitability of the components of the products the company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials, or the company’s customers facing increasing or new competition. These forward-looking statements should be considered together with the risks and uncertainties that may affect our business and future results presented herein along with those risks and uncertainties discussed in our filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are based on information currently available to us, and we assume no obligation to update any forward-looking statements except as required by applicable law.

Contacts

Stephanie Diaz (Investors)

Vida Strategic Partners

(415) 675-7401

sdiaz@vidasp.com

Tim Brons (Media)

Vida Strategic Partners

(415) 675-7402

tbrons@vidasp.com

Ryan D. Lake (CFO)

Recro

(484) 395-2436

ryan.lake@recroCDMO.com

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(amounts in thousands, except share and per share data)	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$11,558	$23,760
Accounts receivable	12,428	9,033
Contract asset	6,994	7,330
Inventory	8,636	11,612
Prepaid expenses and other current assets	2,325	2,334
Total current assets	41,941	54,069
Property, plant and equipment, net	42,770	43,841
Intangible assets, net	54	700
Goodwill	4,319	4,319
Other assets	470	486
Total assets	$89,554	$103,415
Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$1,538	$1,804
Current portion of debt	2,579	1,474
Accrued expenses and other current liabilities	3,989	4,525
Total current liabilities	8,106	7,803
Debt, net	88,899	108,097
Other liabilities	1,273	1,615
Total liabilities	98,278	117,515
Commitments and contingencies
Shareholders’ deficit:
Preferred stock, $0.01 par value. 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value. 50,000,000 shares authorized, 31,013,319 and 28,601,358 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	310	286
Additional paid-in capital	232,111	219,998
Accumulated deficit	(241,145)	(234,384)
Total shareholders’ deficit	(8,724)	(14,100)
Total liabilities and shareholders’ deficit	$89,554	$103,415

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
(amounts in thousands, except share and per share data)	2021	2020
Revenue	$16,803	$21,777
Operating expenses:
Cost of sales (excluding amortization of intangible assets)	14,337	18,254
Selling, general and administrative	4,683	5,446
Amortization of intangible assets	646	646
Total operating expenses	19,666	24,346
Operating loss	(2,863)	(2,569)
Interest expense	(3,898)	(5,123)
Net loss	$(6,761)	$(7,692)

Loss per share, basic and diluted	$(0.23)	$(0.33)
Weighted average shares outstanding	29,737,864	23,394,767

RECRO PHARMA, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

To supplement our financial results determined by U.S. generally accepted accounting principles (“GAAP”), we have disclosed in the tables below the following non-GAAP information about EBITDA, as adjusted.

EBITDA, as adjusted, is net income or loss as determined under GAAP excluding interest, depreciation, amortization, non-cash stock-based compensation and charges related to reductions in force as well as the impact of Accounting Standards Update 2014-09 in order to remove the impact of the timing of revenue recognized from profit-sharing arrangements upon transfer of control of the product, which more closely aligns revenue with expected cash receipt.

We believe that non-GAAP financial measures are helpful in understanding our business as it is useful to investors in allowing for greater transparency of supplemental information used by management. EBITDA, as adjusted, is used by investors, as well as management in assessing our performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, Non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

First quarter results

	Three months ended March 31,
(amounts in millions)	2021	2020
Net loss (GAAP)	$(6.8)	$(7.7)
Interest expense	3.9	5.1
Depreciation	1.5	1.6
Amortization of intangible assets	0.6	0.6
Stock-based compensation	3.1	3.2
Reduction in force (a)	—	0.8
Revenue recognition (b)	0.4	(0.9)
EBITDA, as adjusted	$2.7	$2.7

Full year guidance

	Year ended December 31,
(amounts in millions)	2021	2020
	(estimate)
Net loss (GAAP)	$(15.6) - (13.6)	$(27.5)
Interest expense	14.6	19.2
Depreciation	6.2	6.9
Amortization of intangible assets	0.7	2.6
Stock-based compensation	7.7	10.1
Reduction in force (a)	—	1.1
Revenue recognition (b)	1.4	1.6
EBITDA, as adjusted	$15.0 - 17.0	$14.0
a)
In March 2020, a reduction in force was executed that affected approximately 10% of the work force and were driven by lower commercial volumes.
b)
To exclude the impact of Accounting Standards Update 2014-09, "Revenue Recognition," related to non-cash changes in our contract asset.